CEDAR FAIR, L.P.

SENIOR MANAGEMENT

LONG-TERM INCENTIVE COMPENSATION PLAN

APPROVED NOVEMBER 7, 2002

  This plan will cover the CEO, 6 park general managers, and 3 corporate vice presidents who report directly to the CEO. Participation in the plan can be adjusted annually.
  It is intended that the plan will provide long-term deferred cash and unit awards to participants which, together with current cash compensation, will be sufficient to achieve market-level total direct compensation as determined by the Board of Directors.
  The base or target amount of deferred awards will be determined by the Board for each participant no later than March 31 of each year. The target awards will be converted to a base number of phantom limited partnership units based on the closing market price on the date the Board determines the target (March Board meeting).
  Each year's actual deferred awards will be computed as of the end of the year as a percentage of the base number of phantom units for each participant, based on actual results achieved compared to the approved target for that year.
  For park general managers, the target will be the same operating profit budget numbers used in the Current Incentive Compensation Plan, with a 75% weight given to the specific park's results and 25% to consolidated totals.
  For the CEO and corporate vice presidents, the target will be budgeted "cash available for distributions", determined as in the past (operating profits, less interest, cash taxes, and capital expenditures made for the year, but excluding non-cash charges such as unit options and asset retirements).
  The actual awards will be computed as of the end of the year on the following scale:

% of Target Achieved	% of Base Award Earned
Less than 80%	None
80%	10%
85%	25%
90%	50%
95%	75%
100%	90%
105%	100%
110%	110%
Each % over 110%	+2%

  All actual awards earned in a given year, plus accumulated distributions from the date the original target awards were approved, will be payable in cash or limited partnership units (or a combination of cash and units), as determined by the Board, in two equal installments, in the third and fourth years after the award year. For example, awards with respect to 2002 results would be payable in the first quarter of 2005 and 2006.
  Termination of employment prior to any payment would result in forfeiture of unpaid amounts, except in the case of death, disability, retirement at age 62 or over, or a change in control of the company.